EXHIBIT 11.1
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

                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                            Three Months             Nine Months
                                         Ended September 30,      Ended September 30,
                                      -----------------------  -----------------------
                                         2002        2001         2002         2001
                                      ----------  -----------  -----------  ----------
Net income                            $  157,646  $    93,648  $   408,437  $  269,782
                                      ==========  ===========  ===========  ==========


Average shares outstanding               560,318      560,318      560,318     560,318

Basic earnings per share              $     0.28  $      0.17  $      0.73  $     0.48
                                      ==========  ===========  ===========  ==========

Average shares outstanding               560,318      560,318      560,318     560,318

Dilutive average shares outstanding
  under warrants and options             263,800      263,800      263,800     263,800

Exercise price                        $    10.00  $     10.00  $     10.00  $    10.00

Assumed proceeds on exercise          $2,638,000  $ 2,638,000  $ 2,638,000  $2,638,000

Average market value                  $    10.78  $     10.40  $     10.54  $    10.19

Less:  Treasury stock purchased with
  assumed proceeds from exercise
  of warrants and options                244,712      253,654      251,478     258,881

Adjusted average shares-diluted          579,406      570,464      572,640     565,237

Diluted earnings per share            $     0.27  $      0.16  $      0.71  $     0.48
                                      ==========  ===========  ===========  ==========
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     The  stock of the Company is not traded on any public exchange. The average market  values  are  derived  from trades known to management. Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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